Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street | Palo Alto, CA 94304-1115 | tel 650.233.4500 | fax 650.233.4545

May 24, 2018

MoSys, Inc.

2309 Bering Street

San Jose, CA 95131

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for MoSys, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 relating to the registration under the Securities Act of 1933 (the “Act”) of up to $10,000,000 of: (i) common units, consisting of shares of the Company’s common stock, par value $0.001 (the “Common Stock”) and warrants to purchase shares of Common Stock (together with the shares of Common Stock underlying such warrant) (collectively, the “Common Unit”) or (ii) pre-funded units, consisting of a pre-funded warrant to purchase Common Stock and a warrant to purchase shares of Common Stock (together with the shares of Common Stock underlying such pre-funded warrant and warrant) (collectively, the “Pre-funded Unit”), and (iii) shares of Common Stock issuable upon exercise of the warrants issued as part of a Common Unit or a Pre-funded Unit (the “Warrant Shares,” and together with Common Units and Pre-funded Units, the “Securities”). Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for our opinions set forth in this letter. Based on the foregoing, we are of the opinion that with respect to the Securities, (i) the sale of the Common Units and Pre-funded Units has been duly authorized; (ii) the shares of Common Stock to be sold and issued as part of the Common Units or upon exercise of a pre-funded warrant have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the prospectus forming a part thereof, and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable; and (iii) the Warrant Shares have been duly authorized and, if issued upon exercise of the Common Unit warrants or the Pre-funded Unit warrants in accordance with the terms of such warrants, would be duly authorized, validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the state of California, in each case as in effect on the date hereof.

MoSys, Inc.

May 24, 2018

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

Pillsbury Winthrop Shaw Pittman LLP